FIRST AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, effective as of December 3, 2018, to the Distribution Agreement dated as of April 27, 2015 (the “Agreement”) is entered into by and among DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series, the DoubleLine Colony Real Estate and Income Fund (the “Fund”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”), and DOUBLELINE ALTERNATIVES LP (f/k/a DoubleLine Commodity LP), a Delaware limited partnership and the investment adviser to the Trust on behalf of the Fund.

WHEREAS, the parties to the Agreement desire to amend the Agreement to have the Trust retain the Distributor as principal underwriter in connection with the offer and sale of shares of beneficial interest in the Fund as a separate series of the Trust.

NOW THEREFORE, pursuant to section 10 of the Agreement, the parties hereby amend the Agreement as follows:

Section 1 of the Agreement is hereby replaced in its entirety by the following:

The Trust hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Funds listed on Exhibit A hereto in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

Exhibit A of the Agreement is hereby replaced in its entirety by Exhibit A attached hereto.

The Regulatory Distribution Services Fee Schedule previously set forth at Exhibit A of the Agreement is hereby restated as Exhibit B of the Agreement, and the reference to Exhibit A in Section 5 of the Agreement is hereby deleted and replaced with “Exhibit B”.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Ronald R. Redell	By: /s/ Teresa Cowan
Name: Ronald R. Redell	Name: Teresa Cowan
Title: President	Title: President

    DOUBLELINE ALTERNATIVES LP,

    on behalf of the DoubleLine Colony Real Estate and Income Fund and solely with respect to

    Section 3. F. and Section 5. of the Agreement

By: RHE Group LLC, its general partner

By: /s/ Henry V. Chase
Name: Henry V. Chase
Title: Authorized Signer

Exhibit A

to the Distribution Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Strategic Commodity Fund

DoubleLine Colony Real Estate and Income Fund

Exhibit B

to the

Distribution Agreement

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE AT MARCH, 2010

Regulatory Distribution Annual Services for the Fund Complex

Minimum annual fee:

∎	$50,000 for the Fund Complex (up to 5 funds)
∎	$3,000 each additional fund (over 5 funds)
∎

Advertising Compliance Review

∎	FINRA Filings
–	$175 /job for the first 10 pages (minutes if tape or video); $20 /page (minute if tape or video) thereafter (includes FINRA filing fee).
∎	Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
–	$75 /job for the first 10 pages (minutes if tape or video); $10 /page (minute if tape or video) thereafter.
∎	FINRA Expedited Filing Service for 3 Day Turnaround
–	$1,000 for the first 10 pages (minutes if audio or video); $25 /page (minute if audio or video) thereafter. (Comments are faxed. FINRA may not accept expedited request.)
∎	Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
$500 for the first 10 pages (minutes if audio or video); $25 /page (minute if audio or video) thereafter.

Licensing of Investment Adviser’s Staff (if desired)

∎	$2,500 /year per registered representative
∎	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66
∎	$3,000 /FINRA designated branch location
∎	Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets

∎	Design - $1,000 /fact sheet, includes first production
∎	Production - $500 /fact sheet per production period
∎	Web sites, brochures, and other sales support materials – Project priced via Quasar proposal

Chief Compliance Officer Support Fee (included in Annual Base Fee) - $2,000 /year

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

∎	Typesetting, printing and distribution of Prospectuses and shareholder reports
∎	Production, printing, distribution, and placement of advertising, sales literature, and materials

Exhibit B (Continued)

to the

Distribution Agreement

DoubleLine Funds Trust

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE AT MARCH, 2010

∎	Engagement of designers, free-lance writers, and public relations firms
∎	Long-distance telephone lines, services, and charges
∎	Postage, overnight delivery charges
∎	FINRA registration fees [To include late U5 charge (if applicable)]
∎	(FINRA advertising filing fees are included in Advertising Compliance Review section above)
∎	Record retention
∎	Travel, lodging, and meals

  Fees are billed monthly